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                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          NHP FINANCIAL SERVICES, LTD.

                  (Originally incorporated on October 20, 1992
                       under the name WMF HOLDINGS LTD.)



         This Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of this Corporation. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

                                 ARTICLE FIRST

         The name of the corporation (herein called the "Corporation") is The WMF Group, Ltd.

                                 ARTICLE SECOND

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

                                 ARTICLE THIRD

         The period of duration is perpetual.

                                 ARTICLE FOURTH

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General law.

                                 ARTICLE FIFTH

         The total number of shares of all classes of stock that the Corporation shall have authority to issue is Thirty-Seven Million Five Hundred Thousand (37,500,000) shares consisting of (a) Twelve Million Five Hundred Thousand (12,500,000) shares of Preferred Stock, $.01 par value (the "Preferred Stock"), and (b) Twenty-Five Million (25,000,000) shares of Common Stock, $.01 par value (the "Common Stock").

         The designations, powers preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Preferred Stock and the Common Stock are as follows:
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         1.      The Board of Directors may, except as otherwise provided
below, by resolution from time to time classify or reclassify and issue in one or more series any unissued shares of Preferred Stock and may fix or alter in one or more respects, from time to time before reissuance of those shares, the number and designation of any series or classification, liquidation and dividend rights, preference rights, voting rights, redemption rights, conversion rights, and any other rights, restrictions and qualifications of and the terms of any purchase, retirement, or sinking fund which may be provided for those shares of Preferred Stock.

         2. No holder of stock of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any part of any stock authorized to be issued, or shares of stock authorized to be issued, held in the treasury of the Corporation or securities convertible into stock, whether issued for cash or other consideration or by way of dividend or otherwise.

         3. The holders of shares of Preferred Stock and the holders of shares of Common Stock shall possess full voting rights and powers on all matters voted on by the stockholders of the Corporation (including the election of Directors), shall be entitled to notice of stockholders' meetings and shall vote together. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held. Each holder of Preferred Stock shall be entitled to the voting rights fixed by the Board of Directors but in no event more than one vote for each share of Preferred Stock held.

                                 ARTICLE SIXTH

         The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of Directors of the Corporation need not be by ballot unless the By-laws so require.

                                ARTICLE SEVENTH

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all





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persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         Any repeal or modification of the foregoing paragraphs by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                               ARTICLE EIGHTH

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

         (a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

                 (i) to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation;

                 (ii) to determine whether any, and if any, what part, of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

                 (iii) to fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose; and

                 (iv) without the assent or vote of the stockholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property.

         In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Restated Certificate of Incorporation and of the By-Laws of the Corporation.





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         (b)     Any director or any officer elected or appointed by the
stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

         (c) From time to time any of the provisions of this Restated Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this paragraph (c).

                                 ARTICLE NINTH

         Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholder or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in an summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourth in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.





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         IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and also further amends the Certificate of Incorporation of the Corporation having been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been signed by Shekar Narasimhan, its President, and attested by Barbara Ekstrom, its Secretary, this ____ day of May, 1997.


ATTEST:



---------------------------------          ---------------------------------
Barbara Ekstrom                            Shekar Narasimhan
Secretary                                  President





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